Exhibit 10.3

MANAGEMENT AGREEMENT

(Gaming Operations)

This MANAGEMENT AGREEMENT (Gaming Operations) (this “Agreement”) is made and entered into as of March 1, 2011 (the “Execution Date”), by and between LVHR CASINO, INC., a Nevada corporation (the “Casino Tenant”) and WG-HARMON, LLC, a Nevada limited liability company (the “Manager”). The Casino Tenant and the Manager are sometimes referred to singly herein as a “Party” and collectively herein as the “Parties”.

Recitals

A. HRHH Hotel/Casino, LLC, a Delaware limited liability company (“Resort Owner”) owns the Hard Rock Hotel & Casino, Las Vegas, a mixed-use gaming, entertainment and hotel facility located at 4455 Paradise Road, Las Vegas, Nevada 89169 (the “Resort”).

B. Commencing with the Term Commencement Date (as hereinafter defined), Resort Owner wishes to lease the Casino Premises, to Casino Tenant pursuant to a Casino Lease dated March 1, 2011 (the “Casino Lease”).

C. Subject to the obtaining of all required Gaming Approvals (as hereinafter defined), Casino Tenant wishes to engage the Manager to manage the Gaming Operations, and the Manager desires to manage the Gaming Operations, all in accordance with the terms and provisions of this Agreement.

Agreement

In consideration of the foregoing premises and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions; Construction

1.1 Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them as follows:

“Affiliate” means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth for such term in the first paragraph hereof.

“Approvals” means all permits, licenses, authorizations, registrations, entitlements, waivers and exemptions issued by or required from any Governmental Authority in order for the Manager to perform its obligations under this Agreement.

“Business Activity” has the meaning set forth for such term in Section 2.5.

“Capital Budget” has the meaning set forth for such term in Section 3.8.

“Capital Replacement(s)” means any alteration or rebuilding or renovation of the Casino Premises, and any replacement of the Furnishings and Equipments and other Casino Assets, the cost of which is capitalized and depreciated, rather than being expensed, applying GAAP.

“Casino Employees” means any employee whose duties include or involve the conduct of or support of Gaming Operations, but excludes any employees of Warner Gaming, LLC (which is the sole member of the Manager). For the avoidance of doubt, the Warner Gaming personnel listed on Exhibit “B” attached hereto are not Casino Employees.

“Casino Employee Lease” means that certain Gaming Employee Lease dated as of March 1, 2011 by and between Resort Owner and Casino Tenant, pursuant to which the Resort Owner makes available to Casino Tenant persons employed by the Resort Owner who conduct or support Gaming Operations.

“Casino Employee Policies” means the personnel policies and procedures that govern the Casino Employees (which, in certain cases, may also govern employees of the Resort who are not Casino Employees).

“Casino Offices” means the following areas associated with Gaming Operations: offices, back-of-the-house count rooms, casino cages, and all surveillance areas.

“Casino Premises” means the Gaming Operations Location and the Casino Offices.

“Casino Tenant” has the meaning set forth for such term in the first paragraph of this Agreement.

“Casino Tenant Representative” means the individual designated in writing by the Casino Tenant to the Manager from time to time as the “Casino Tenant Representative” for purposes of this Agreement.

“Chief Operating Officer” means the person employed by the Resort Owner, and made available to the Casino Tenant by means of the Casino Employee Lease, to direct the day-to-day conduct of the Gaming Operations.

“Confidential Information” has the meaning set forth for such term in Section 7.4.1.

“Department” means those general divisional categories shown in the Operating Budget and Annual Plan (e.g. slots department), but shall not mean or refer to the subcategories (e.g. supplies) appearing in each such divisional category.

“Discloser” has the meaning set forth for such term in Section 7.4.1.

“Facility Mortgage” has the meaning set forth for such term in the Casino Lease.

“Facility Mortgagee” the holder of any Facility Mortgage from time to time, including any such holder’s successors and assigns.

“Fiscal Year” means the period commencing January 1 and ending December 31.

“Foreclosure Event” means any foreclosure, deed or assignment in lieu of foreclosure, sale or assignment by a trustee pursuant to a power of sale, or other transfer (voluntary or involuntary) of the Resort or any portion thereof or interest therein in connection with the exercise of Facility Mortgagee’s remedies under the Facility Mortgage or otherwise with respect to the loan evidenced by the Facility Loan Documents (as defined in the Casino Lease).

“Furnishings and Equipment” means all furniture, furnishings and equipment comprising Casino Assets, including, without limitation:

(i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii) Gaming Equipment; and

(iii) furnishings and equipment for the Casino Offices.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case which are in effect from time to time.

“Gaming” has the meaning set forth for such term in the Gaming Act.

“Gaming Act” means the Nevada Gaming Control Act, Nevada Revised Statutes §§ 463.010 et seq., as amended from time to time, or any successor statute thereto, any regulations promulgated thereunder, and the requirements of the Nevada Gaming Authorities.

“Gaming Approvals” means all Approvals required from the Nevada Gaming Commission, the NGCB and the Clark County Liquor and Gaming Licensing Board in order for Manager to manage the Gaming Operations.

“Gaming Assets” has the meaning set forth for such term in the Casino Lease.

“Gaming Equipment” means equipment used in the conduct of Gaming, including without limitation: all “Gaming devices” (as defined in the Gaming Act), table game equipment, keno equipment, and “Associated equipment” as defined in the Gaming Act.

“Gaming Operations” means any and all Gaming operated at the Resort.

“Gaming Operations Location” means a portion of the Resort in which Gaming Operations are conducted, comprising approximately 75,000 square feet of floor space (as shown on the attached Exhibit

“A”) as well as all other Gaming areas located in and around the Resort’s swimming pool including, without limitation, areas containing all front-of-the-house slots, table games and sports book and all areas used for Gaming purposes.

“Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

“Guest Records” means all guest profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Casino Premises during such guests’ use of the Casino Premises.

“Hotel/Casino” has the meaning set forth for such term in Section 2.5.

“House Bank” means the amount of cash, chips, and tokens that the Manager from time to time reasonably determines necessary to have at the Casino Premises daily to meet the cash needs of the Gaming Operations.

“Insider” means (i) with respect to any person, (a) a relative of such person or of a general partner of such person, (b) a partnership in which such person is a general partner, (c) a general partner of such person and (d) a corporation of which such person is a director or officer or person in control and (ii) with respect to any entity, (a) any director or officer of such entity, (b) any partnership in which such entity is a general partner, (c) any general partner in or of such entity and (d) any relative of any general partner in, general partner of, such entity or any relative of any such director, officer or person in control of such entity.

“Internal Control System” has the meaning set forth for such term in Section 3.10.

“Know-How” means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, software, technical acumen and knowledge, inventions all of which are useful or necessary to make, have made, use and understand the Manager Intellectual Property, but specifically excluding the Resort Intellectual Property.

“Legal Requirements” means any and all present and future judicial and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits, licenses and certificates applicable to the Casino Tenant, the Manager, the Resort Owner, the Resort, or the Gaming Operations, including without limitation, the Gaming Act.

“Manager” has the meaning set forth for such term in Section 6.1.

“Management Fees” has the meaning set forth for such term in Section 6.1.

“Manager Intellectual Property” means the intellectual property described on Exhibit A attached hereto, together with all Know-How associated therewith. For the avoidance of doubt, “Manager Intellectual Property” does not include (i) Resort Intellectual Property, (ii) software purchased by the Casino Tenant from third-party vendors (even if certain modules comprising Manager Intellectual

Property are based upon or otherwise use data from such third-party software), nor (iii) modules in use in connection with the Gaming Operations prior to the date hereof.

“Manager’s Representative” means the individual designated in writing by the Manager to the Casino Tenant from time to time as the “Manager’s Representative” for purposes of this Agreement. As of the Execution Date, the Manager’s Representative is William W. Warner, the manager of the Manager.

“Marks” means the name “Hard Rock Hotel & Casino,” as well as all service marks, trademarks, copyrights, trade names, patents, insignias, symbols, know-how, trade dress, slogans and logos, photographs, emblems, services, and rights or other similar rights or registrations used in connection with the identity and branding of the Resort, for Resort services, for other related goods and services, and for the Resort business associated therewith which by reason of extent of usage are associated with the Resort, including any and all derivations of the foregoing, currently used and to be used in the future.

“Net Income” has the meaning ascribed to such term in accordance with GAAP.

“Nevada Gaming Authorities” means the NGC, the NGCB, and the Clark County Liquor and Gaming Licensing Board.

“NGC” means the Nevada Gaming Commission, or any successor agency thereto.

“NGCB” means the Nevada Gaming Control Board, or any successor agency thereto.

“Operating Budget and Annual Plan” means the operating budget and plan for the Gaming Operations described in Section 3.7.

“Operating Expenses” means all expenses of the Gaming Operations pursuant to GAAP.

“Party” or “Parties” has the meaning set forth for such term in the first paragraph of this Agreement.

“Person” or “Persons” means any natural person, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority.

“Recipient” has the meaning set forth for such term in Section 7.4.1.

“Renewal Date” means the date upon which it is ascertained that the Term will be renewed to a period of sixty (60) complete calendar months following the Term Commencement Date, which shall only occur in connection with a renewal of the Casino Lease.

“Representatives” has the meaning set forth for such term in Section 7.4.2.

“Resort” has the meaning set forth for such term in Recital A.

“Resort Intellectual Property” means all information and other intellectual property in tangible or intangible form relating to Resort Owner or any of its Affiliates, the business affairs of the Resort or any of its Affiliates, or any hotel, resort or similar facility which Resort Owner or any of its Affiliates owns, leases, operates or franchises, including, without limitation: (i) the Resort Marks; (ii) the Guest Records; and (iii) all trade secrets and other information, materials and copyrightable or patentable subject matter developed, acquired, or licensed by Resort Owner or any of its Affiliates, including those licensed pursuant to the IP Sublicense, and any materials related thereto.

“Resort Management Agreement” means that certain Resort Management Agreement dated as of March 1, 2011 by and among Resort Owner and certain of its Affiliates, on the one hand, and Manager, on the other hand, pursuant to which Manager manages the non-gaming operations of the Resort, as well as certain assets of Resort Owner’s Affiliates.

“Restricted Area” has the meaning set forth for such term in Section 2.5.

“Sale Buy-Out Amount” means an amount equal to the lesser of (i) the total Management Fees paid to Manager over the 12-month period immediately preceding the date of the Sale of the Resort, or (ii) the monthly Management Fee multiplied by the number of months remaining until the end of the Term on the date of the Sale of the Resort (pro-rated for any partial month).

“Sale of the Resort” means a sale of the Resort business and assets thereof, whether through an asset sale, equity sale, merger, consolidation or similar transaction.

“Standards” means the standards of operation, service, and maintenance of the Casino Premises, which shall be: (i) in a manner consistent with the requirements and limitations set forth in this Agreement, the Casino Lease and all Legal Requirements; (ii) in a manner reasonably likely to protect and preserve the assets that comprise the Casino Premises and enhance the long term value of the Casino Premises over the Term; and (iii) in accordance with standards, policies and programs in effect from time to time that Landlord reasonably determines are applicable to the operation of the Casino Premises. In determining the specific or referenced standards applicable to items (ii) and (iii) above, and any other physical and operational standards of the Casino Premises, the standards at the Las Vegas hotels owned by the following publicly traded companies: MGM Hotels International and Las Vegas Sands Corp., shall constitute the primary standards of reference, taking into consideration the unique nature and character of the Casino Premises location.

“Successor Owner” means Facility Mortgagee or the nominee or designee of any Facility Mortgagee that acquires the Resort or any portion thereof in connection with a Foreclosure Event.

“Term” has the meaning set forth in Section 2.1.

“Term Commencement Date” means the date on which all of the following have occurred:

(i)	Approvals required of the Casino Tenant from Nevada Gaming Authorities to own the Casino Assets and to conduct the Gaming Operations have been obtained; and

(ii)	Approvals required from Nevada Gaming Authorities with respect to the Manager’s performance of its duties under this Agreement have been obtained by the Manager.

“Term Quarter” means any of the following-described portions of each Term Year: (i) the first, second and third calendar months of such Term Year, (ii) the fourth, fifth and sixth calendar months of such Term Year, (iii) the seventh, eighth and ninth calendar months of such Term Year, and (iv) the tenth, eleventh and twelfth calendar months of such Term Year.

“Term Year” means (i) the period comprised of the first (1st) through twelfth (12th) complete consecutive calendar months during the Term, and (ii) each succeeding period of twelve (12) consecutive calendar months thereafter.

“Transition Consideration,” with respect to the Transition Period, means (i) the number of calendar days during such Transition Period, multiplied by (ii) Five Thousand and No/100 U.S. Dollars ($5,000.00).

“Transition Period” means, in accordance with Section 9.1, the period of time commencing upon the date after the effective date of termination of the Agreement, and expiring upon the completion of transition of the Manager’s management of the Resort to the Owners or its designee, during which period Manager is still actively involved in the management and operation of the Casino Premises.

1.2 Captions; Section References. The captions for each Section and Subsection are intended for convenience only. Unless expressly indicated otherwise, references in this Agreement to “Sections”, “Subsections”, “Articles” and “Exhibits” are references to sections, subsections and articles of, and exhibits to, this Agreement.

1.3 Other Rules of Construction. Except as otherwise expressly provided herein:

1.3.1 defined terms have the meanings assigned to them in this Agreement and include the plural as well as the singular;

1.3.2 pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

1.3.3 the words “herein,” “hereof,” “herewith,” “hereunder,” and “hereto,” and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision hereof; and

1.3.4 the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made.

Article 2

Term; Other Agreements

2.1 Term. The term of this Agreement shall begin on the Term Commencement Date and continue until the last day of the twelfth (12th) complete calendar month following the Term Commencement Date (the “Initial Term”); provided, however, that such term may be extended until the last day of the sixtieth (60th) complete calendar month following the Term Commencement Date if the

Casino Lease is similarly extended (such extension, the “Renewal Term”, and as may be earlier terminated in accordance with the terms and provisions of this Agreement, the “Term”).

2.2 Access. The Casino Tenant covenants that, during the Term (and for so long as the Manager is performing transition services pursuant to Article 9), the Manager shall have complete peaceable access to and presence in the Casino Premises in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by the Casino Tenant or by any other person or entity. In connection with the foregoing, the Casino Tenant, at its cost and expense, will provide office space in the Casino Offices for the Manager and its personnel.

2.3 Compliance with Law. Each Party covenants that it will at all times comply with all Legal Requirements in connection with the performance of its duties under this Agreement. The Casino Tenant will comply with applicable environmental Legal Requirements, with the assistance of the Manager as reasonably requested by the Casino Tenant.

2.4 Non-recruitment of Employees. The Casino Tenant and the Manager each covenant and agree that, during the Term and for a period of one year after the expiration of or any termination of this Agreement, neither it nor its Affiliates will directly or indirectly employ, cause to be employed, solicit or recruit for engagement or employment, or encourage to leave employment with the other Party, any employee of the other Party or any of their Affiliates; provided that the foregoing shall not be deemed to prohibit general advertisement or solicitations that are not directed to such employees (but further provided that a Party’s employee may not be employed or hired in contravention of this Section 2.4 if such employee responds to any such permitted non-directed advertisement or solicitation), nor shall anything in the foregoing apply to any employee of the Casino Tenant, who, within twelve (12) months prior to the commencement of employment with the Casino Tenant, were employed by the Manager or any of its Affiliates. The Casino Tenant and the Manager acknowledge and agree that the obligations set forth in this Section 2.4 are a direct inducement for each Party to enter into this Agreement.

2.5 Non-competition. The Manager covenants and agrees that, from and after the Execution Date and for the remainder of the Term (as such Term may be terminated earlier than its expiration date in accordance with the terms and provisions of this Agreement), neither it nor its Affiliates will conduct any Business Activity (as defined below) within the Restricted Area (as defined below). “Business Activity” means: (i) the provision of any management or operational consulting service to any hotel with non-restricted gaming (a “Hotel/Casino”); (ii) the ownership, or operation of any Hotel/Casino; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, operation or management of any Hotel/Casino; or (iv) the acquisition of an ownership interest in any entity that operates any Hotel/Casino. “Restricted Area” means the area that is within a 25-mile radius around the Resort. For the avoidance of doubt, nothing in this Section 2.5 (nor any other term or provision of this Agreement) will prevent or prohibit, or be deemed to prevent or prohibit, the Manager or any Affiliate thereof from engaging in any business activity whatsoever outside of the Restricted Area.

2.6 Pursuit of Gaming Approvals. On the Execution Date, the Manager will promptly and diligently pursue the Gaming Approvals, with reasonable assistance and cooperation from the Casino Tenant, and the Casino Tenant, in accordance with Section 6.5, will reimburse the Manager for out-of-pocket expenses reasonably incurred by the Manager in connection therewith (including, without limitation, reasonable attorney fees, but excluding any costs of in-house legal counsel of Manager or the

Manager’s parent company). Prior to the Term Commencement Date, neither Party will take any action inconsistent with or preventing the occurrence of the Term Commencement Date.

2.7 Covenant of Good Faith and Fair Dealing; Relationship of Parties. Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement. Each Party hereby covenants to the others that it shall not undermine the rights of the other Party hereto with respect to the Agreement and will cooperate with each other in achieving the goals of this Agreement; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Agreement or seek remedies for defaults hereunder, all as provided for in this Agreement. Casino Tenant and Manager acknowledge and agree that this Agreement creates an agency relationship and Manager shall owe to Casino Tenant all duties and obligations arising from an agency relationship, that exist or may be implied, including without limitation all duties of loyalty, good faith, fair dealing, care, and full disclosure; provided, however, that (a) the express terms and provisions of this Agreement relating to the Manager’s authority and obligations will govern to the extent of any inconsistency (to the extent allowed by law) with legal principles of agency relationship, and (b) nothing in this Agreement shall constitute, or be construed to be, or create, a partnership, joint venture or lease or employment arrangement between Casino Tenant and Manager with respect to the Casino Premises or the operation thereof. Employees or agents of Manager are not by this Agreement or by any actions of Casino Tenant and/or Manager hereunder made employees of Casino Tenant.

Article 3

Management of Gaming Operations

3.1 Manager’s Authority and Responsibility. During the Term, the Manager, as agent for and on behalf of Casino Tenant, will have the exclusive authority to, and the Manager will, conduct and direct all business and affairs in connection with the Gaming Operations in accordance with the Standards, the Operating Budget and the Annual Plan and the Capital Budget, except with respect to matters that, pursuant to the express provisions of this Agreement, are the responsibility of the Casino Tenant. The Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement. All duties to be performed by Manager under this Agreement will be funded from operating capital to be provided by Casino Tenant, and none of such duties are to be performed at the Manager’s expense. Manager shall at all times act with the standard of skill, care and expertise that would be customary and reasonably expected from a prudent manager of comparable casinos, and Manager shall cause the Casino Premises to be operated, serviced, maintained, furnished, equipped and refurbished in a manner reasonably expected to enhance over the Term the financial performance of the Gaming Operations. This Agreement shall not be deemed at any time to be an interest in real estate or a lien or security interest of any nature against the Resort, the Casino Premises or any other land used in connection with the Resort, the Casino Premises, or any equipment, fixtures, inventory, motor vehicles, contracts, documents, accounts, notes, drafts, acceptances, instruments, chattel paper, general intangibles, or other personal property now existing or that may hereafter be acquired or entered into with respect to the Resort, the Casino Premises or the operation thereof.

3.2 Casino Premises. Manager shall use reasonable measures, and direct Casino Employees and Manager’s own personnel to use reasonable efforts, to keep the Casino Premises clean and in good working order, subject to ordinary wear and tear.

3.3 Security and Surveillance. Manager shall be responsible for providing for appropriate security and surveillance for the Gaming Operations, including the hiring and supervision of security personnel, subject to regulatory oversight and access of the NGCB and all other Legal Requirements.

3.4 Contracts. Contracts (including amendments thereto or terminations thereof) governing or directly relating to Gaming Operations shall be entered into in the name of the Casino Tenant and may be executed on behalf of the Casino Tenant by either the Chief Operating Officer or the Manager’s Representative; provided that, the Casino Tenant must approve in advance any contract described in Section 3.13.3.

3.5 Advertising. The Manager shall be responsible for placing advertising for the Gaming Operations.

3.6 Casino Employees.

3.6.1 Manager’s Responsibility for Casino Employees. Casino Employees (as defined in this Agreement) are not employees of the Manager, but are employed by the Resort Owner and are made available to the Casino Tenant by means of the Casino Employee Lease. Notwithstanding the foregoing, during the Term, Casino Tenant delegates to the Manager (which delegation may not be revoked while this Agreement is in force and effect) and agrees that the Manager shall have, subject to the terms of this Agreement, the exclusive responsibility and authority to direct the selection, control, promotion, discipline, and discharge of all Casino Employees.

3.6.2 Resort Employee Policies. The Manager shall administer the Casino Employee Policies. The Manager may, with advance notice to the Casino Tenant, modify the Casino Employee Policies (as they relate to Casino Employees); provided, however, that any material revisions to the Casino Employee Policies will require the prior consent of the Casino Tenant (or Resort Owner, if such revisions govern areas for which the Resort Owner is responsible under the Casino Employee Lease). All such actions and policies shall comply with Legal Requirements.

3.6.3 Employment Suitability. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of the Manager or the Casino Tenant or any of their Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by the Manager or the Casino Tenant. Without limitation of the foregoing, no person that has been found unsuitable by the NGC or that has not received a license or gaming employee registration as required by the Nevada Gaming Act may be a Casino Employee. Any costs associated with obtaining background investigations of employees and prospective employees shall constitute an Operating Expense.

3.7 Operating Budget and Annual Plan. Manager will, in consultation with the Casino Tenant, not less than 45 calendar days prior to the commencement of each full or partial Fiscal Year during the Term (or with respect to the fiscal year in which the Term Commencement Date occurs within 120 days following the Term Commencement Date), submit to the Casino Tenant, for its approval, a proposed Operating Budget and Annual Plan for Gaming Operations for the ensuing Fiscal Year. The Casino Tenant shall have the opportunity to make additions to the proposed Operating Budget and Annual Plan, subject to the Manager’s approval. The Operating Budget and Annual Plan shall include a projected statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to gross revenues and Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year; balance sheet, and projection of cash flow for the Gaming Operations for such Fiscal Year and such other information reasonably requested by Casino Tenant, with detailed justifications explaining the assumptions used therein and included with the Operating Budget and Annual Plan shall be a schedule of repairs and maintenance (other than Capital Replacements) expected during such Fiscal Year, a business and marketing plan for such Fiscal Year, and the minimum balance which must remain in the Gaming Operations’ bank accounts and the House Bank as of the end of each month during such Fiscal Year to assure sufficient monies for working capital purposes, and other expenditures authorized under the Operating Budget and Annual Plan. The Casino Tenant may, in accordance with an approved Operating Budget and Annual Plan, engage an independent firm or firms with expertise in gaming operations to consult with concerning the Operating Budget and Annual Plan and the Capital Budget.

The Casino Tenant shall deliver to the Manager any objection or addition to the proposed Operating Budget and Annual Plan within twenty (20) calendar days of its delivery to the Casino Tenant.

If the Casino Tenant is unable to resolve the additions, or disputed or objectionable item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the proposed Operating Budget and Annual Plan shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Operating Budget and Annual Plan for the preceding Fiscal Year shall be adjusted as set forth in the following sentence and shall be substituted in lieu of the disputed item(s) in the proposed Operating Budget and Annual Plan. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by the Manager which does not exceed the All Items Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average (1982-1984 = 100) for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto (provided, however, in no event will the foregoing described adjustment result in a budgeted expense for a line item that is lower than the actual expense amount for the preceding Fiscal Year). The resulting Operating Budget and Annual Plan obtained in accordance with the preceding sentence shall be deemed to be the Operating Budget and Annual Plan in effect until such time as the Parties have resolved the items in dispute.

The Manager may, after notice to and approval from the Casino Tenant, revise the Operating Budget and Annual Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Further, after notice to the Casino Tenant, the Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item and may make such other modifications to the Operating Budget and Annual Plan as the Manager deems necessary, provided that the total amount budgeted for any Department in the Operating Budget and Annual Plan may not be adjusted by more than 5% without approval from the Casino Tenant. The Manager shall provide the Casino Tenant with a revised Operating Budget and Annual Plan on a quarterly basis. The Casino Tenant acknowledges that the Operating Budget and Annual Plan is intended only to be a reasonable estimate of the Gaming Operations’ revenues and expenses for the ensuing Fiscal Year. The Manager shall not be deemed to have made any guarantee or covenant concerning projected results contained in the Operating Budget and Annual Plan; provided, however, Manager shall use commercially reasonable efforts to operate the Casino Premises in accordance with the approved Operating Budget and Annual Plan and shall obtain Casino Tenant’s prior approval for any expenditures in excess of the approved Operating Budget and Annual Plan.

3.8 Capital Budgets. Manager will, not less than sixty (60) calendar days prior to the commencement of each Fiscal Year (or with respect to the fiscal year in which the Term Commencement Date occurs within 120 days following the Term Commencement Date), submit to the Casino Tenant for its approval a recommended capital budget for the Gaming Operations (the “Capital Budget”) describing the estimated replacement costs, together with the business purpose for any such replacement or capital expenditure, for the ensuing Fiscal Year, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP (“Capital Replacements”) as shall be required to conduct the Gaming Operations in accordance with the Standards. Expenditures for Capital Replacements shall be subject to approval by the Casino Tenant, in its sole discretion. The Parties shall meet to discuss the proposed Capital Budget.

3.9 Capital Replacements. Subject to the limitations in the Casino Lease, the Casino Tenant will expend such amounts for any Capital Replacements as shall be required, in the course of the conduct of the Gaming Operations, to maintain, at a minimum, the Gaming Operations in compliance with any Legal Requirements and to comply with the approved Capital Budget, or to correct any condition of an emergency nature. Such condition of an emergency nature shall include without limitation, maintenance, replacements or repairs which require immediate action to preserve and protect the Casino Premises or the Casino Assets, assure the continuation of the Gaming Operations, and/or protect the comfort, health, safety and/or welfare of Casino Employees and customers of the Gaming Operations. The Manager shall be responsible for the design and installation of Capital Replacements.

3.10 Internal Control System. The Manager will conduct the Gaming Operations subject to the system of internal controls (the “Internal Control System”) in place as of the Term Commencement Date. The NGCB will retain the right to review and approve the Internal Control System and any changes instituted to the Internal Control System.

3.11 Annual Audit. The Casino Tenant will engage an independent certified public accounting firm with at least five (5) years experience auditing casinos of a size similar to that of the Gaming Operations to perform an annual audit of the books and records of the Gaming Operations and of all contracts for supplies, services or concessions reflecting Operating Expenses. The costs incurred for such audits will constitute an Operating Expense. Such audits will be provided by the Casino Tenant to all applicable federal and state agencies, as required by law, as well as to the Manager, and may be used by the Manager for reporting purposes as required under any Legal Requirements.

3.12 Operating Capital for Gaming Operations. In no event will the Manager be responsible for providing operating capital for the Gaming Operations. The Manager will not be deemed to be in breach of its obligations under this Agreement to the extent performance of such obligations is rendered commercially impracticable by the unavailability of such operating capital. In no event will the Manager be required to advance funds to or for the benefit of the Casino Tenant or the Resort Owner.

3.13 Limitations on Authority. Notwithstanding anything contained in this Agreement to the contrary, Manager shall have no authority on behalf of Casino Tenant or Resort Owner to do any of the following without Casino Tenant’s prior written approval, which approval may be withheld in Casino Tenant’s sole discretion, in each instance:

3.13.1 Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Casino Premises;

3.13.2 Incur any liabilities or obligations to third parties in Manager’s capacity as agent of Casino Tenant which are unrelated to the operation, maintenance and security of the Casino Premises or to the performance of Manager’s responsibilities under this Agreement;

3.13.3 Enter into contract (or series of related contracts) for the provision of goods or services (excluding usual and customary arrangements for the direct benefit of gaming customers) if the expenditures thereunder would, or are reasonably anticipated to, exceed $75,000 in the aggregate, or such contract has a term in excess of one (1) year (unless such contract can be terminated without penalty upon not more than sixty (60) days notice);

3.13.4 Settle any casualty insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, except as set forth in an approved Operating Budget and Annual Plan;

3.13.5 Institute any legal or equitable proceedings with respect to the Casino Premises, including the selection of counsel, other than for matters involving ordinary day-to-day operations of the Casino Premises involving amounts in controversy of less than $10,000, or routine collection litigation;

3.13.6 Employ any accounting or legal firm for more than $10,000 individually or $50,000 in the aggregate for all accounting or legal firms, except as expressly set forth in the approved Operating Budget and Annual Plan;

3.13.7 Settle any tax claims or appeals;

3.13.8 Purchase goods, supplies and services from itself or any Affiliate of Manager, or enter into any other transaction with an Affiliate of Manager, unless prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Manager shall have been disclosed to and approved by the Casino Tenant in writing, which may be withheld in the Casino Tenant’s sole and absolute discretion;

3.13.9 Provide complimentary rooms or services to any guests, employees or other persons except to advance a legitimate business purpose of the Casino Premises, and in any event, the value of such complimentary services shall not exceed the amount allocated in the approved Operating Budget and Annual Plan for such complimentary services;

3.13.10 Acquire on behalf of Casino Tenant any land or any interest therein;

3.13.11 Consent to any condemnation or participate in any condemnation proceeding relating to the Casino Premises, or any portion thereof;

3.13.12 Sell, transfer or otherwise dispose of all or any portion of the Casino Premises;

3.13.13 Perform any alterations to the Casino Premises or any portion thereof or make any capital expenditures in excess of amounts approved in the Capital Budget except as permitted pursuant to Section 3.9;

3.13.14 Negotiate or make any agreement with any labor unions or enter into or amend or modify in any material respect any collective bargaining agreements with labor unions in connection with the Casino Premises;

3.13.15 Enter into any lease, license or concession arrangement with respect to the Casino Premises; or

3.13.16 Take any other action which, under the terms of this Agreement or the Casino Lease, is prohibited or requires the approval of Casino Tenant.

Article 4

Casino Tenant’s Responsibilities

4.1 Insurance Coverage for the Casino Premises. The Casino Tenant shall obtain and maintain, or cause to be maintained, at all times, insurance for the Casino Tenant and the Casino Premises, complying with the insurance requirements under the Casino Lease and, with respect to all liability policies, naming the Manager as an additional insured.

4.2 Defense of Claims. Each Party shall notify the other Party hereto within five (5) business days of becoming aware of any legal claim which may be brought by a third party arising out of the Gaming Operations or the subject matter of this Agreement. The Parties agree that the Casino Tenant shall defend any litigation or action brought by any Party for a claim in connection with the Gaming Operations or the subject matter of this Agreement (except for any disputes by and between the Parties, which will be subject to the dispute resolution procedures of Article 13) notwithstanding that the Casino Tenant may not be named as a party thereto; provided, however, that the Manager, at the Manager’s expense, may engage separate legal counsel to represent its interest with respect to any such litigation or claim. All liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Casino Tenant in defending and/or settling any such claim or legal action which are not covered by insurance (regardless of whether payment has been made under such insurance) shall be an Operating Expense. Any settlement of a third party claim or cause of action shall require the approval of the Casino Tenant.

4.3 Operating Capital. The Casino Tenant will provide operating capital in an amount reasonably sufficient for the Gaming Operations.

Article 5

Casualty; Condemnation

The rights and responsibilities as between Resort Owner and Casino Tenant regarding casualty or condemnation of the Casino Premises are as set forth in Article 13 of the Casino Lease. The term of this Agreement will be automatically extended in connection with any extension of the term of the Casino Lease as it may be extended to correspond to any period of restoration, as provided in Article 13 of the Casino Lease.

Article 6

Fees and Reimbursements

6.1 Management Fee. During the Term, the Casino Tenant will pay the Manager a base fee in the amount of Thirty-Seven Thousand Five Hundred and no/100 U.S. Dollars ($37,500) per month (the “Management Fee”). Upon the Term Commencement Date, the Casino Tenant will pay the Manager the pro-rated Management Fee for the period from the Term Commencement Date until the end of the calendar month in which the Term Commencement Date occurs in an amount equal to (A) $37,500, multiplied by (B) a fraction, the numerator of which is the number of days from and inclusive of the Term Commencement Date until the end of the calendar days in such month, and the denominator of which is the total number of calendar days in such month. Thereafter, the Casino Tenant will, on the first day of each calendar month during the Term, pay the Manager the Management Fee for such month.

6.2 Reimbursement of Expenses. The Casino Tenant agrees that upon the presentation of appropriate invoices, the Casino Tenant will reimburse the Manager for (i) reasonable out-of-pocket “coach” class airfare and other travel expenses necessary for the Manager to perform its duties hereunder, including without limitation, lodging, meals and rental cars, (ii) reasonable attorney fees and expenses incurred in connection with the performance of the Manager’s duties hereunder (excluding any costs of the in-house legal counsel of Manager or Manager’s parent company), (iii) other expenses as agreed by the Casino Tenant from time to time, and (iv) any fees, charges, or other expenses incurred by the Manager in connection with obtaining any Approvals, as well as any excise or similar tax that may be imposed upon the Manager with respect to the fulfillment of its duties hereunder (provide, however, that in no event is the foregoing to be interpreted as a requirement to reimburse the Manager for amounts constituting income tax of the Manager). Any such reimbursements shall be for the amount of the actual cost of the expense, without premium or markup. The Manager shall submit an invoice to the Casino Tenant on a monthly basis setting forth the reimbursable expenses incurred by the Manager in connection with the Manager’s performance of its obligations pursuant to this Agreement. With respect to such reimbursable expenses, the invoice shall include an itemized account of such expenses, together with reasonable and appropriate documentation and receipts verifying the amounts of the expenses. The Casino Tenant will pay the invoices submitted by the Manager within ten (10) calendar days of receipt by the Casino Tenant.

Article 7

Intellectual Property; Confidentiality

7.1 Business Name. Gaming Operations shall be conducted under the name “Hard Rock Hotel & Casino, Las Vegas,” or such other business name as may be approved by the Casino Tenant.

7.2 Marks and Resort Intellectual Property. The Manager hereby disclaims any right or interest in the Marks or the Resort Intellectual Property. The Manager covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by the Casino Tenant or otherwise, the Manager shall not hold itself out as the manager of the Gaming Operations, nor will it utilize any Marks or any variant thereof in the name or operation of any property or the Resort Intellectual Property.

7.3 Manager Intellectual Property. The Casino Tenant acknowledges and agrees that the Manager owns all right, title and interest in the Manager Intellectual Property and disclaims any right, title or interest thereto. The Parties acknowledge and agree that in order for the Manager to use the Manager Intellectual Property in connection with the Manager’s provision of services under the terms of this Agreement, the Manager will require access to certain operating and financial data of the Gaming Operations on a daily basis. In connection with the foregoing, the Casino Tenant agrees to make such data available to the Manager as the Manager may reasonably request, subject to all terms and provisions of Section 7.4.

7.4 Confidentiality.

7.4.1 Confidential Information. In connection with this Agreement, the Manager and the Casino Tenant may disclose Confidential Information (as hereinafter defined) to the other. The Party disclosing Confidential Information is referred to herein as the “Discloser,” and the Party receiving Confidential Information is referred to herein as the “Recipient.” “Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated, with respect to Discloser’s business, operations, technology or advice to Recipient and is (i) proprietary to, about or created by Discloser; (ii) gives Discloser some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Discloser; (iii) designated as Confidential Information by Discloser, or from all the relevant circumstances should reasonably be assumed by the recipient thereof to be confidential and proprietary to Discloser; or (iv) not generally known by non-Discloser personnel. “Confidential Information” includes the terms and provisions of this Agreement, but does not include the existence of this Agreement (and without limitation of the foregoing, the Casino Tenant expressly consents to the Manager publicly disclosing and publicizing that it has entered into this Agreement with respect to the Gaming Operations; provided, however, the parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement. Further, “Confidential Information” shall not include information or data that: (w) is or becomes publicly known or available other than as a result of acts by Recipient in violation of this Agreement (which may include any publication of this Agreement by a Governmental Authority); (x) is known to or in the possession of Recipient prior to disclosure by Discloser; (y) is or becomes available to Recipient from third persons that to Recipient’s knowledge are not bound by a confidentiality agreement with Discloser prohibiting such disclosure; or (z) is independently created or developed by Recipient without the aid, application or use of the Confidential Information disclosed.

7.4.2 Non-Disclosure of Confidential Information. Recipient agrees that it will keep Confidential Information in strict confidence and not disclose Confidential Information to third parties (except as expressly provided below) and that Recipient will not use Confidential Information other than for the purpose of performing its obligations under this Agreement. Recipient additionally agrees that it will disclose Confidential Information only to those of its employees, attorneys, accountants, lenders (including any Facility Mortgagee), and advisors (any such parties, “Representatives”) who need the Confidential Information to assist Recipient in performing its obligations under this Agreement, provided that such Representatives are advised of the requirements of this Agreement and agree to abide by its terms. Recipient will be responsible for any violation of the terms of this Agreement by its employees whom Recipient has provided or disclosed Confidential Information. Without limitation of the foregoing, the Casino Tenant agrees that it will not disclose or share the Manager’s Confidential Information with any third-party contractors for the purposes of allowing such third parties to compete with the Manager or replicate tasks or services to be provided by the Manager hereunder.

7.4.3 Permitted Disclosures. Notwithstanding anything in this Section 7.4 to the contrary, and subject to all terms and provisions of this Section 7.4.3, a Recipient may disclose Confidential Information if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a governmental authority or tribunal with competent jurisdiction. In the event that Recipient is so requested or required to disclose any Confidential Information, the Recipient shall promptly notify the Discloser of such request or requirement prior to disclosure so that Discloser may, if it so elects, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.

7.4.4 No License. No disclosure of Confidential Information to the Recipient will in any way be deemed a license or other grant of proprietary interest in Confidential Information.

Article 8

Grounds for Termination

8.1 Termination. This Agreement may be terminated pursuant to the provisions of Article 5, Section 8.2, Section 8.3, Section 8.4, or Section 8.5.

8.2 Mutual Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.

8.3 Casino Tenant’s Right to Terminate Agreement. The Casino Tenant may terminate this Agreement by written notice to the Manager:

8.3.1 if the Manager is in breach of a material obligation hereunder, and fails to cure such breach within 30 days after written notice of such breach from the Casino Tenant; provided, however, that if such breach is not reasonably susceptible to cure within such 30-day period, then such cure period will be extended for so long as the Manager diligently and continuously pursues cure of such breach (but in no event will such cure period be extended for more than an additional 60 days without the Casino Tenant’s written consent);

8.3.2 if William W. Warner, who is the manager of the Manager, is convicted of, or pleads nolo contendere (or a similar plea), to any felony; or

8.3.3 upon a Sale of the Resort, with such termination to take effect upon the date that both of the following have occurred: (i) consummation of the Sale of the Resort, and (ii) receipt by the Manager of the Sale Buy-Out Amount; provided, however, that in the event the Sale of the Resort occurs prior to the Renewal Date, then no Sale Buy-Out Amount will be payable to the Manager. Except as set forth in this Section 8.3.3, no Sale Buy-Out Amount shall be due and payable from the Casino Tenant to the Manager upon any expiration or any other termination of this Agreement. Notwithstanding the foregoing, no Successor Owner shall be required to pay the Sale Buy-Out Amount.

In the event of the termination of this Agreement by the Casino Tenant under this Section 8.3, (i) the Manager shall not, from and after the effective time of such termination, have the right to accrual of Management Fees, but such termination shall not affect the Manager’s rights relating to receipt and reimbursement of amounts under this Agreement that are owing to the Manager and unpaid as of such termination, (ii) the Manager shall be entitled to the Management Fees accruing through and as of the effective day of termination (which will be payable in addition to the Sale Buy-Out Amount, if applicable, in the event of a termination pursuant to Section 8.3.3), (iii) the Manager shall be entitled to Transition Consideration for the Transition Period (to the extent that the Manager performs services under Article 9 from and after the effective time of termination) and (iv) the Manager shall not be required to perform any further services under this Agreement, except as provided pursuant to Article 9. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect pursuant to the provisions shall not preclude the Owners from providing notice of termination pursuant to this Section 8.3. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Article 13.

8.4 Manager’s Right to Terminate Agreement. The Manager may terminate this Agreement by written notice to the Casino Tenant:

8.4.1 If the Casino Tenant fails to pay any amount due to the Manager hereunder when due (or causes a disbursement owing to the Manager hereunder to not be made), and fails to cure the foregoing within ten (10) days after written notice thereof;

8.4.2 If the Casino Tenant is in breach of a material obligation hereunder (other than as set forth in Section 8.4.1), and fails to cure such breach within thirty (30) days after written notice of such breach from the Manager; provided, however, that if such breach is not reasonably susceptible to cure within such thirty (30)-day period, then such cure period will be extended for so long as the Casino Tenant diligently and continuously pursues cure of such breach (but in no event will such cure period be extended for more than an additional 60 days without the Manager’s written consent);

8.4.3 If the Manager has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement, or the Manager’s association with the Casino

Tenant pursuant to this Agreement, will jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by the Manager or any of its Affiliates in any jurisdiction; or

8.4.4 in accordance with Article 5.

In the event of termination of this Agreement by the Manager under this Section 8.4, (i) the Manager shall not, from and after the effective time of such termination, have the right to accrual of the Management Fees, but such termination shall not affect the Manager’s rights relating to receipt and reimbursement of amounts under this Agreement that are owing to the Manager and unpaid as of such termination, (ii) the Manager shall be entitled to the Management Fees accruing through and as of the effective day of termination, (iii) the Manager shall be entitled to Transition Consideration for the Transition Period (to the extent that the Manager performs services under Article 9 from and after the effective time of termination) and (iv) the Manager shall not be required to perform any further services under this Agreement, except as provided pursuant to Article 9. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect pursuant to the provisions shall not preclude the Manager from providing notice of termination pursuant to this Section 8.4. Neither shall termination of this Agreement preclude initiation of an action for damages under the provisions of Article 13.

8.5 Termination of Resort Management Agreement or Casino Lease. This Agreement will terminate, subject to Article 9 (below), immediately and automatically upon any termination of the Resort Management Agreement or the Casino Lease (and, if such termination arises out of a Foreclosure Event, without payment of any termination fee or penalty, but subject to the payment of the Transition Consideration during any Transition Period).

Article 9

Termination and Transition

The following terms and provisions will apply to any termination of this Agreement (whether through expiration of the Term or otherwise):

9.1 Transition. The Manager will take reasonable steps for the orderly transition of management of the Gaming Operations to the Casino Tenant or its designee(s) pursuant to a transition plan. If, at least ninety (90) days prior to the expiration of the Term, the Parties have not agreed upon terms of a renewal of the Term or upon a new management agreement, then the Casino Tenant and the Manager shall agree upon a transition plan within 60 days. With respect to any termination of this Agreement prior to expiration of the Term, the Casino Tenant and the Manager will negotiate towards a transition plan in good faith and in a manner that is reasonable in light of the circumstances of such termination. The transition plan shall be implemented for a period that is reasonable in light of the circumstances of such termination, but in no event will the Manager, without its consent, be required to perform transition services under this Article 9 for longer than the earlier of (i) the date after which Resort Owner or an Affiliate has obtained all Approvals necessary to conduct the Gaming Operations and sufficient time has elapsed to enable Resort Owner to comply with all Legal Requirements, or (ii) one-hundred-eighty (180) days after the termination of this Agreement. The Manager, will, on expiration or termination of this Agreement, provide the Casino Tenant with all Guest Records and any other data relating to the Gaming Operations’ customers, as such data appears in the Manager’s database, and such data shall be provided in machine readable form or written form, at the election of the Casino Tenant. The Manager will be prohibited from using such information for any purpose after termination or expiration of this Agreement.

9.2 Payments; Property Interest. All uncontested amounts due to the Manager through the date of termination shall be paid within 30 days following the effective date of termination (and with respect to any contested amounts not paid, the Casino Tenant shall deliver to Manager a statement describing such contested amount and describing the basis for Casino Tenant’s dispute of such amount, which, failing the Parties’ ability to resolve such dispute within an additional 30 days, may be submitted by either Party to dispute resolution in accordance with Article 13); the Casino Tenant shall retain title to the Casino Premises and the Casino Assets (including, without limitation, all supplies, Furnishings and Equipment, funds and accounts comprising Casino Assets); and the Manager shall retain title to the Manager Intellectual Property.

9.3 Manager’s Obligations. In connection with the expiration and/or termination of this Agreement, the Manager shall:

9.3.1 deliver possession of the Casino Premises and the Casino Assets to the Casino Tenant subject to rights of all parties in possession, in “as is” condition, without recourse or any warranty whatsoever; and

9.3.2 deliver to the Casino Tenant all books and records of the Gaming Operations in Manager’s possession.

9.4 Casino Tenant’s Obligations. In connection with the expiration and/or termination of this Agreement, the Casino Tenant will be responsible for and paying the costs of:

9.4.1 the Transition Consideration (to the extent that Manager performs services under Article 9 from and after the effective time of such termination);

9.4.2 assuming and continuing performance under, or terminating, any agreements entered into in connection with the Gaming Operations;

9.4.3 all Casino Employees, including the payment of any severance or other termination benefits in connection with the termination of any such employees; and

9.4.4 cooperating with the Manager (and any of the Manager’s suppliers or vendors, as applicable) to permit the removal of any proprietary system owned or licensed to the Manager or the Manager’s Affiliates at the Casino Premises (including, without limitation, all Manager Intellectual Property).

9.5 Survival of Provisions. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement (including, without limitation, the last sentence of Section 6.2, the provisions of this Article 9 and the provisions of Article 13 and Article 14), shall survive any such termination.

Article 10

Manager Background Investigations

10.1 Parties in Interest. The Manager represents and warrants that as of the Execution Date, all of the members and managers of the Manager have been disclosed to the Casino Tenant. The Manager represents and warrants that no owner of equity interests in the Manager, nor any manager of the Manager, has been arrested, indicted for, convicted of, or pleaded nolo contendere (or any similar plea) to any felony or any gaming offense.

10.2 Covenants. The Manager agrees that all of its managers and members shall:

10.2.1 consent to background investigations to be conducted by the NGCB or any law enforcement authority to the extent required by Gaming Act;

10.2.2 be subject to licensing requirements in accordance with the Gaming Act and this Agreement;

10.2.3 cooperate fully with such investigations; and

10.2.4 disclose any information requested by the NGCB which would facilitate the background and financial investigation.

Article 11

No Present Lien, Lease or Joint Venture

The Parties agree and expressly warrant that this Agreement is not a mortgage or lease and, consequently, does not convey any present interest whatsoever in the Casino Premises or the Resort. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Casino Tenant and the Manager; rather, the Manager shall be deemed to be an independent contractor for all purposes hereunder.

Article 12

Indemnification; Limitation of Liability

12.1 Indemnification. The Casino Tenant hereby agrees to indemnify and hold the Manager, its members, principals, managers, officers and employees, and the Affiliates of all of them (the “Indemnitee Parties”), harmless from and against any and all claims, liabilities, damages, losses, costs or expenses (including costs and expenses incurred in defending against the foregoing, “Losses”) incurred by or sustained by any such Indemnitee Party arising out of or as a result of the Manager’s entering into this Agreement and performing its obligations hereunder (including, without limitation, transition services pursuant to Article 9), except to the extent of Losses caused by the negligence or intentional misconduct of the Manager.

12.2 Limitation of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES except to the extent that any of the foregoing described damages are claimed against a Party or its Indemnitee Parties by a third party, and such Party is entitled to indemnification from the other Party hereto pursuant to this Section 12.2 with respect to such third-party claim.

Article 13

Governing Law; Dispute Resolution

13.1 Governing Law; Consent to Jurisdiction. This Agreement and the rights and obligations of the Parties shall be construed and governed by the laws of the State of Nevada. Subject to Section 13.2, each of the Parties: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Subject to Section 13.2, each Party shall have the right to apply to a court of law to enjoin any breach of Section 2.4, Section 2.5, the last sentence of Section 2.6, Section 7.2, Section 7.3, Section 7.4, or any other provision of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the Party seeking such injunctive or similar relief.

13.2 Dispute Resolution. Notwithstanding the terms of Section 13.1 above, any disputes regarding the Operating Budget and Annual Plan, the Capital Budget, the amount of any payments or expenditures to be made under this Agreement or any other similar disputes regarding the calculation of monetary amounts, whether sounding in contract, tort or otherwise, shall be resolved by binding, self administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act. There shall be three arbitrators. Each party shall designate an arbitrator within 30 days of the notification of a party’s intent to proceed with arbitration. The two arbitrators so designated shall elect a third arbitrator, who shall be neutral, and shall be a person who has at least eight years professional experience in the casino gaming industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA. Each Party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the Parties. Only damages allowed pursuant to this agreement may be awarded and, without limitation of the foregoing, the arbitrators shall have no authority to award damages contravening in any way the limitation of liability agreed to by the Parties in Section 12.3. The arbitration panel shall apply the laws of the state of Nevada. The arbitration shall take place in Las Vegas, Nevada. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY DISPUTE RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL AND THE ARBITRATORS SHALL EXECUTE CONFIDENTIALITY AGREEMENTS ACKNOWLEDGING AND AGREEING TO THE SAME.

13.3 Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

13.4 Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 12.2, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

13.5 Prevailing Party. In the event of any litigation, arbitration, or other formal dispute resolution procedure between the Parties arising out of or relating to this Agreement, the prevailing Party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs. The prevailing Party need not prevail on every issue in dispute, but must prevail on the main issue which is the subject of such dispute.

Article 14

Miscellaneous

14.1 Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), or (b) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Casino Tenant:

LVHR Casino, Inc.

8912 Spanish Ridge Avenue

Suite 120

Las Vegas, NV 89148

Attention: Manager

-with a copy to-

HRHH Hotel/Casino, LLC

c/o Brookfield Real Estate Financial Partners, LLC

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281-1021

Attn: Theresa A. Hoyt

If to the Manager:

WG-Harmon, LLC

8912 Spanish Ridge Avenue

Suite 120

Las Vegas, NV 89148

Attention: Manager

-with a copy to-

Warner Gaming, LLC

8912 Spanish Ridge Avenue

Suite 120

Las Vegas, NV 89148

Attention: General Counsel

14.2 Representations and Warranties as to Authority and Other Matters. Each Party represents and warrants to the other Party as follows:

14.2.1 such representing Party has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby;

14.2.2 the person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such representing Party;

14.2.3 this Agreement has been duly executed and delivered by such representing Party and constitutes a valid and binding obligation of such representing Party, enforceable against it in accordance with its terms; and

14.2.4 the execution and delivery of this Agreement, the performance by such representing Party of its obligations hereunder, and the consummation by such representing Party of the transactions contemplated hereby will not violate any contract or agreement to which such representing Party or any of its Affiliates is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.

14.3 Consents and Approvals. Where approval or consent or other action of the Casino Tenant is required, such approval shall mean the written approval of the Casino Tenant’s Representative, who, as between the Casino Tenant and the Manager, shall be provided with all requisite corporate authority to act on behalf of the Casino Tenant for purposes of this Agreement. Where approval or consent or other action of the Manager is required, such approval shall mean the written approval of the Manager’s Representative, who, as between the Manager and the Casino Tenant, shall be provided with all requisite corporate authority to act on behalf of the Manager for purposes of this Agreement.

14.4 Force Majeure. Neither Party shall be in default in the performance of its obligations under this Agreement if such failure of performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, or accidents causing damage to or destruction of the Casino Premises or the Resort, or any other causes, contingencies, or circumstances not subject to such Party’s reasonable control which prevent or hinder performance of this Agreement; provided, however, in no event will the provisions of this Section 14.4 excuse an obligation of a Party to make a payment as required in accordance with the terms and provisions of this Agreement and in no event will general market conditions be considered a force majeure event.

14.5 Waivers. No failure or delay by the Manager or the Casino Tenant to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

14.6 Severability. If any of the terms or provisions hereof shall be held invalid or unenforceable, such terms or provisions will be deemed reformed (without requirement of the execution of an amendment by the Parties hereto) to the extent required for such term or provision to be held valid or enforceable, as applicable; and further, no such invalidity or unenforceability shall affect any of the other terms or provisions hereof.

14.7 Interest. Any amounts payable hereunder that are not paid when due shall accrue interest at a rate of 1.0% per month from the date such payment was due until the date paid in full.

14.8 Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and the Indemnitee Parties under Section 12.1 and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement.

14.9 Brokerage. Each Party hereby agrees to indemnify and hold the other Party hereto harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other Party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying Party.

14.10 Time is of the Essence. Time is of the essence in the performance of this Agreement; provided, however, that whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State of Nevada, or the United States, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

14.11 Successors, Assigns, and Subcontracting. Except for the right of Casino Tenant to assign this Agreement to the Facility Mortgagee and except as expressly provided otherwise herein, none of the Parties hereto may assign or subcontract its rights, responsibilities or duties under this Agreement. Any assignment or purported assignment made in violation of the foregoing will be void. Contracts entered into by the Manager on behalf of the Casino Tenant (as expressly provided for in this Agreement) will not be deemed to be “subcontracting” for purposes of this Section 14.11. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Manager hereby agrees to execute and deliver all agreements reasonably requested by Facility Mortgagee to affirm the right of Facility Mortgagee to succeed to Casino Tenant’s rights and obligations under this Agreement and the right of Facility Mortgagee to further assign this Agreement to a successor or assign.

14.12 Amendments. No amendment or modification of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Manager and the Casino Tenant, and, to the extent required by applicable law, approved by the NGCB.

14.13 Entire Agreement. This Agreement (including all exhibits hereto) constitute the entire understanding and agreement of the Parties with respect to the Gaming Operations and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto.

14.14 Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the State of Nevada, the Nevada Gaming Authorities, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Casino Tenant or the Manager under this Agreement or any other agreement or document related hereto.

14.15 Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel for the Parties; it shall not be construed more strongly for or against any Party.

14.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date.

CASINO TENANT:

LVHR Casino, Inc.

By:	/s/ William W. Warner

Name:	WILLIAM W. WARNER

Title:	President

MANAGER:

WG-Harmon, LLC

By:	/s/ William W. Warner
WILLIAM W. WARNER, Manager

Following Pages

Exhibit A	Manager Intellectual Property

Exhibit B	Manager Employees

Exhibit C	Gaming Operations Location

Exhibit “A”

Manager Intellectual Property

The Manager Intellectual Property consists of reporting and analytical database systems (i.e. “modules”) designed and formatted by the Manager using Structured Query Language (SQL). The modules generate reports based on operational and financial data of the Gaming Operations and using the Microsoft Office suite of products.

Such modules are further generally described as follows:

•	Database Marketing Module

•	Generates marketing database/player profitability data

•	Automated marketing processes to streamline list and player selection

•	Labor Operations Module

•	Interfaces the Licensee’s time and attendance system with key metrics

•	Measures productivity based on demand in key areas (to the extent applicable to the Gaming Operations)

•	Food and beverage covers

•	Hotel check-in

•	Slot and table games headcount

•	Creates a standardized compendium to analyze

•	Labor rates

•	Guest headcount

•	Full-time equivalent

•	Part-time/full-time ratios

•	Efficiency standards

•	Demand-based scheduling tools

•	Allows users to see demand vs. hours scheduled

•	Post Forma review to ensure that hours worked were in line with demand based on standards set in the compendium

A-1

Exhibit “A”

Manager Intellectual Property

•	Slot and Table Analytics Module

Interfaces with major slot systems – depending on the slot system used by the Licensee, additional features may be available

•	Gaming floor operations

•	Serial number attribution

•	Serial number cost and return-on-investment calculations

•	Dynamic filtering based on attributes

•	Cabinet

•	Model

•	Glass

•	Top Box

•	Type code Management

•	Creates a market basket of attributes relative to a group of machines

•	Par

•	Denom

•	Theme

•	Game chips

•	Multi-game setup

•	Denom spreads

•	Progressive setup

•	Automatic creation from source system

•	Merge and data-cleansing processes

•	Reporting

•	All reports allow for dynamic filtering on any of the attributes assigned to a machine

•	Most reports use an indexing model which normalizes business volumes for easy understanding and quick analysis

•	Analysis of machine banks – allows location-based analysis

•	Floor mix

•	Report can be sorted and grouped in exponential combinations

•	Templates to simplify reports and allow users to use those report combinations that best suit their needs.

•	Fee-based analysis – due to the dynamic nature of fee-based games, specific reports have been designed

•	Time-based analytics – allows user to see changes in slot floor over time by various sorting and grouping levels

A-2

Exhibit “B”

Manager Employees

Name

Staci L. Alonso

Robert E. Bruce

Michael A. Foy

Carol Marie Gripentog

Justin B. Klein

Daniel J. Roy, Jr.

Salvatore Semola

Gregory M. Stuhr

Andrea Wilk

Thomas H. Winward

William W. Warner

Brent R. Zatezalo

B-1

Exhibit “C”

Gaming Operations Location

C-1